Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Broad Street Realty, Inc.

Bethesda, Maryland

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2021, relating to the consolidated financial statements and schedule of Broad Street Realty, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

May 17, 2021